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EXHIBIT 21

ORGANIZATIONAL CHART

SAFETY INSURANCE GROUP, INC.
100% 100%
SAFETY INSURANCE COMPANY		WHITESHIRTS MANAGEMENT CORPORATION
100% 100%		100%
SAFETY INDEMNITY INSURANCE COMPANY	SAFETY PROPERTY AND CASUALTY INSURANCE COMPANY	WHITESHIRTS ASSET MANAGEMENT CORPORATION

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  EXHIBIT 21